Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is entered into by and among UNITED AIRLINES, INC., a Delaware corporation (“United”), UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation and the parent company of United (“UCH”) (United, UCH, and their affiliates are hereinafter collectively referred to as the “Companies”), and Jeffery A. Smisek (“Executive”).  The Companies and Executive are collectively referred to herein as the “Parties” and individually as a “Party.”

Reference is made to that certain Employment Agreement dated as of the Closing, as such term is defined in that certain Agreement and Plan of Merger among United, UCH and Continental Airlines, Inc. dated as of May 2, 2010, by and among Executive, UCH and United (the “Employment Agreement”).

In consideration of the promises contained in this Agreement, the Parties agree as follows:

1.                                    Resignation from Offices and Directorships.  Executive hereby resigns from any and all officer and director positions with the Companies, including from his positions as Chief Executive Officer, President, Chairman of the Board and director of each of the Companies, from the board of directors or similar governing body of any entity in which the Companies hold an equity interest, and from any board of directors or similar governing body of which Executive serves as the designee or other representative of one or more of the Companies, effective September 8, 2015 (the “Separation Date”).  Executive agrees to promptly sign all appropriate documentation, if any, prepared by the Companies to facilitate the resignations contemplated by this Section 1.

2.                                    Accrued Obligations and Vested Benefits.  The payments and benefits set forth in this Section 2 will be paid and provided to Executive whether or not Executive signs this Agreement:

a.                                     Final Wages.  The Companies have paid or will promptly pay Executive’s base salary through and including the Separation Date.

b.                                    Accrued Vacation.  The Companies have paid or will promptly pay Executive all earned and accrued but unused vacation as of the Separation Date.

c.                                     Supplemental Executive Retirement Plan.  The frozen vested Supplemental Executive Retirement benefits and Medicare payroll tax indemnification will be payable in accordance with applicable plan documents and the Employment Agreement.

d.                                   Qualified Retirement Plans.  The frozen vested Continental Retirement Plan and Executive’s 401(k) plan benefits will be payable in accordance with applicable plan documents.

e.                                     Reimbursement of Expenses.  The Companies have paid or will promptly pay Executive in accordance with the Company’s reimbursement policy for all business expenses which he properly incurred in connection with his work for the Companies through the Separation Date.

3.                                    Separation Payments and Benefits.  In consideration for Executive timely accepting and not timely revoking this Agreement as provided by Sections 12 and 13 of this Agreement, Executive will be entitled to receive the separation payments and benefits set forth in this Section 3 of this Agreement (the “Separation Payments and Benefits”).  Notwithstanding anything in this Agreement to the contrary, Executive will not be paid or provided any Separation Payments and Benefits unless and until Executive timely executes this Agreement as set forth in Section 12 of this Agreement and the revocation period set forth in Section 13 below expires without revocation by Executive. Amounts payable pursuant to this Section 3 or Section 13 below will not be counted for purposes of calculating any pension or retirement benefit and will not be eligible for 401(k) plan contributions.

a.                                     Separation Payment.  The Companies will pay Executive a separation payment in the amount of $4,875,000.00, payable as a lump sum in cash within three (3) days after Executive timely delivers to the Companies an executed copy of this Agreement as set forth in Section 12 below, and the seven (7) day revocation period referenced in Section 13 of this Agreement has expired without revocation of this Agreement by Executive.

b.                                    Annual Incentive Award.  Executive is a participant in the Annual Incentive Program (the “Annual Incentive Program”) under the United Continental Holdings, Inc. Incentive Plan 2010 (the “Incentive Compensation Plan”).  Executive will remain eligible for a pro-rated (based on the number of days elapsed in 2015 through and including the Separation Date) annual cash bonus for 2015, payable at the same time as annual cash bonuses are paid to senior management (but no later than March 15, 2016) under the Annual Incentive Program, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period).  Following the Separation Date and except as set forth herein, Executive will not be an eligible employee or active participant in the Annual Incentive Program and will not be eligible for any further incentive awards under the Annual Incentive Program.

c.                                     Long-Term Relative Performance Awards.  Executive is a participant in the United Continental Holdings, Inc. Long-Term Relative Performance Program (“LTRP Program”) and has currently outstanding Long-Term Relative Performance Awards (“LTRP Awards”) for the three-year performance periods beginning January 1 of 2013, 2014, and 2015.  Each such LTRP Award is listed on Attachment A and Executive does not hold or have any rights with respect to any other LTRP Award. Executive will remain eligible for a cash payment under each LTRP Award listed on Attachment A at the same time as payments are made to other participants under the LTRP Program, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject to proration based on the number of days that have elapsed in the applicable performance period through and including the Separation Date, in accordance with the terms of the applicable LTRP Program and LTRP Award documents previously accepted by Executive as a condition of each grant.  Following the Separation Date and except as set forth herein, Executive will not be an eligible employee or active participant in the LTRP Program and will not be eligible for any further LTRP Awards.

d.                                   Performance-Based Restricted Stock Unit Awards.  Executive is a participant in the United Continental Holdings, Inc. Performance-Based RSU Program (“PRSU Program”) and has currently outstanding Performance Based Restricted Stock Unit Awards (“PRSU Awards”) for the three-year performance periods beginning January 1 of 2013, 2014, and 2015.  Each such PRSU Award is listed on Attachment B and Executive does not hold or have any rights with respect to any other PRSU Award. Executive will remain eligible for a cash payment under each PRSU Award listed on Attachment B at the same time as payments are made to other participants under the applicable program, based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject to proration based on the number of days that have elapsed in the applicable performance period through and including the Separation Date, in accordance with the terms of the applicable PRSU Program and PRSU Award documents previously accepted by Executive as a condition of each grant.  Following the Separation Date and except as set forth herein, Executive will not be an eligible employee or active participant in the PRSU Program and will not be eligible for any further PRSU Awards.

e.                                     Restricted Share Awards.  Executive is a participant in the United Continental Holdings, Inc. 2008 Incentive Compensation Plan (the “2008 Plan”) and has currently outstanding Restricted Share Awards thereunder for the respective three-year vesting periods beginning on January 1 of 2013, 2014, and 2015 (“RS Awards”).  Each such RS Award (and the currently unvested portion) is listed on Attachment C and Executive does not hold or have any rights with respect to any other RS Award. Based on time served by Executive in the respective performance periods under such awards, the Companies will vest and deliver to Executive, within fifteen (15) days after the expiration of the revocation period set forth in Section 13 of this Agreement a total of 60,746 shares of Common Stock, par value $0.01 per share, of UCH, which represents the pro-rata vesting of all of the RS Awards based on the number of full months that have elapsed in the applicable three-year vesting periods, and such shares will not be subject to the restrictions set forth in the respective award notice.  In addition, the Companies will deliver to Executive all distributions, if any, on such vested shares to the extent held by the Companies and not already paid to Executive as provided in the respective award notice. The remainder of the shares of Common Stock under each such Restricted Share Award will terminate and be forfeited by Executive, and any distributions thereon will be forfeited by Executive, as of the Separation Date.  Following the Separation Date, Executive will not be an eligible employee or active participant in the 2008 Plan and will not be eligible for any further RS Awards.

f.                                      Pre-Merger and Other Awards.  Executive agrees and acknowledges that he has no other outstanding annual, long-term or other incentive awards, including but not limited to no outstanding Pre-Merger Awards.

g.                                    Continuation Coverage.  Executive and his eligible dependents will be provided Continuation Coverage (as defined in the Employment Agreement) until Executive becomes eligible for Medicare coverage under applicable law (but in no event beyond age 65).

h.                                    Flight Benefits and Tax Indemnification.  Executive will be provided with Flight Benefits (as defined in the Employment Agreement and described in Paragraphs 4.6 and 4.7 thereof) for the remainder of Executive’s lifetime, and the related tax indemnification and death benefit rights as described in Paragraphs 4.6 and 4.7 of the Employment Agreement.

i.                                        Parking Spaces.  Executive will continue to be provided, at no expense to Executive, for the remainder of Executive’s lifetime the parking spaces referred to in Paragraph 3.7(iii)(2) of the Employment Agreement.

j.                                        Outplacement.  The Companies will provide Executive with Outplacement and Related Services (as such terms are defined in Paragraph 4.7(ix) of the Employment Agreement).

k.                                    Management Cash Direct & Cash Match Program.  Executive is a participant in the United Airlines, Inc. Management Cash Direct & Cash Match Program (“Match Program”).  Executive will be entitled to benefits under the Match Program (in accordance with the applicable plan documents) with a value on an equivalent basis of a termination other than for Cause (as described in the Match Program).

l.                                        Car.  Promptly after the Separation Date, the Companies will transfer title to Executive’s current company car to Executive.

m.                                Athletic Club.  As of the Separation Date, Executive will not be eligible for reimbursement for any athletic club membership.

n.                                    Tax, Accounting and Legal Services.  As of the Separation Date, Executive will not be eligible for the tax, accounting, or legal services referenced in Paragraph 3.7(iv) of the Employment Agreement, except to the extent of reimbursement for services incurred in the ordinary course prior to the Separation Date.

o.                                    Disability Insurance Coverage.  As of the Separation Date, Executive will no longer be eligible for disability insurance benefits through the Companies.  Executive will have any rights to convert this coverage to individual coverage at Executive’s expense that may be provided by the applicable insurance plan, if any.  Executive confirms that he was not disabled as of the Separation Date.

p.                                    Other Benefits Provided by the Companies.  Except as otherwise stated in this Agreement, effective as of the Separation Date, Executive and Executive’s family, dependents and beneficiaries will no longer be eligible for any benefits provided by the Companies, including but not limited to, profit sharing benefits, thrift plan benefits, or annual physical examinations.

4.                                    General Release.  In consideration for the Separation Payments and Benefits:

a.                                     Executive hereby releases and discharges the Companies, and each of their past and present parents, predecessors, successors, assigns, related companies, entities or divisions, and their past and present employee benefits plans, trustees, fiduciaries, and administrators, and any and all of their respective past and present stockholders, officers, directors, employees, representatives, agents and attorneys (collectively, “Releasees”) from any and all claims, demands, causes of action, or liabilities, known or unknown, of any kind which

Executive, or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this release) have, had, or may have against the Releasees, based on any events or circumstances arising or occurring prior to and including the date of Executive’s execution of this Agreement to the fullest extent permitted by law, regardless of whether such claims are now known or are later discovered, including any and all claims and liabilities relating to Executive’s employment by, or services rendered to or for, the Companies, or relating to the cessation of Executive’s employment or claims related to any rights of continued employment, reinstatement or reemployment, including but not limited to claims or liabilities under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Workers Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Rehabilitation Act, the Occupational Safety and Health Act, ERISA, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, and any other statutory, tort, contract, or common law cause of action to the fullest extent permitted by law, other than any obligations, claims, or liabilities set forth in Section 4(b) of this Agreement.  This release is to be broadly construed in favor of the Releasees.  In the event any person, entity, or federal, state or local government agency, including but not limited to the Equal Employment Opportunity Commission (“EEOC”), pursues a claim on Executive’s behalf or on behalf of a class to which Executive may belong, Executive hereby waives the right to recover monetary damages or injunctive relief in favor of Executive.

b.                                    Notwithstanding anything to the contrary in this Agreement, Executive is not waiving (a) any claim or right under state workers’ compensation or unemployment laws; (b) any claim or right to vested benefits, including under any pension or savings plan; (c) any claim or right to continued benefits in accordance with COBRA; (d) any claim or right to enforce the terms of this Agreement; (e) any right to indemnification (and related advancement of expenses) Executive may have under applicable laws, the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Companies or their subsidiaries, including that certain undertaking and indemnification letter agreement dated February 9, 2015 (the “Indemnification Letter”), or any applicable D&O insurance policy that  either of the Companies may maintain; (f) any claim that arises after the date of Executive’s execution of this Agreement; (g) any right of Executive under existing agreements governing the flight benefits of Executive relating to other airlines; and (h) any other claim or right which cannot be waived as a matter of law.

5.                                    Government Reporting and Cooperation Permitted.  Nothing in this Agreement will be construed to prohibit Executive from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Executive may not disclose information of the Companies that is protected by the attorney-client privilege, except as expressly authorized by law. Executive does not need the prior authorization of the Companies to make any such reports or disclosures and Executive is not required to notify the Companies that he has made such reports or disclosures.

6.                                    Restrictive Covenants. Executive acknowledges that the relationship between Executive and the Companies has been one in which the Companies have reposed special trust and confidence in Executive, and one in which Executive has had a fiduciary relationship to the Companies. As a result, the Companies have, in the course of Executive’s duties with the Companies, entrusted Executive with, and disclosed to Executive, Confidential Information (as defined in Section 6(a) below).  Executive acknowledges that the Companies are engaged in a highly competitive business and that the preservation of their Confidential Information to which Executive has been exposed or acquired is critical to the Companies’ continued business success. Executive also acknowledges that the Companies’ relationships with their business partners (which means companies with whom the Companies have corporate volume agreements or other high volume business, preferred vendors/suppliers, and travel distribution channel providers, hereinafter “Business Partners”), are extremely valuable and that, by virtue of Executive’s employment with the Companies, Executive has had contact with such Business Partners on behalf of and for the benefit of the Companies. As a result, Executive engaging in or working for or with any business which is directly or indirectly competitive with the Companies’ businesses, given Executive’s knowledge of the Companies’ Confidential Information, would cause the Companies great and irreparable harm if not done in strict compliance with the provisions of this Section 6. Executive, therefore, acknowledges and agrees that in consideration for the Separation Payments and Benefits, Executive will be bound by, and comply in all respects with, the provisions of this Section 6.

a.                                     Confidentiality. Subject to Section 5 of this Agreement, Executive will at all times hold in strict confidence any Confidential Information related to the Companies. For purposes of this Agreement, the term “Confidential Information” means all non-public information, including information received from third parties under confidential conditions, relating to the Companies (including but not limited to all marketing, alliance, social media, advertising, and sales plans and strategies; pricing information; financial, advertising, and product development plans and strategies; compensation and incentive programs for employees; alliance agreements, plans, and processes; plans, strategies, and agreements related to the sale of assets; third party provider agreements, relationships, and strategies; business methods and processes used by the Companies and their employees; lists of actual or potential Business Partners; and all other business plans, trade secrets, technical, or financial information of strategic importance to the Companies) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated, or prepared during Executive’s employment with the Companies, and the competitive use or disclosure of which would be harmful to the business prospects, financial status, or reputation of the Companies at the time of any disclosure by Executive. Executive may disclose Confidential Information as required by any governmental agency having supervisory authority over the business of the Companies, as required by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to disclose, communicate or use such Confidential Information, or as required by any other law, court order, regulation, or similar order; provided, however, subject to Section 5 of this Agreement, Executive will promptly notify the Companies of any such required disclosure, and will cooperate with the Companies in all reasonable respects, so that the Companies may, at their own expense, seek to avoid or minimize the required disclosure and/or to obtain an appropriate protective order or other appropriate relief to ensure that any information so disclosed is maintained in confidence to the maximum extent possible by the person receiving the information.  In view of the nature of Executive’s employment and the nature of the Confidential Information which Executive has received during the course of employment, Executive agrees that any unauthorized disclosure to third parties of Confidential Information would cause irreparable damage to the trade secret status of such Confidential Information and to the Companies, and that, therefore, the Companies will be entitled to seek an injunction prohibiting Executive from any such disclosure, attempted disclosure, violation, or threatened violation.

b.                                    Non-Solicitation of Employees. For the two-year period following the Separation Date (the “Coverage Period”), Executive hereby agrees not to, directly or indirectly, solicit, hire, seek to hire, or assist any other person or entity (on Executive’s behalf or on behalf of such other person or entity) in soliciting or hiring any person who is at that time (or within three months prior to that time was) an employee, consultant, independent contractor, representative, or other agent of the Companies to perform services for any entity (other than the Companies), or attempt to induce or encourage any such employee to leave the employ of the Companies.

c.                                     Non-Competition.

(i)                                      During the Coverage Period, Executive will not compete with the Companies by providing work, services or any other form of assistance (whether or not for compensation) in any capacity, whether as an employee, consultant, partner, officer, director, agent, owner, or otherwise, to any Competitor (as defined below) that (1) are the same or similar to the services Executive provided to the Companies; or (2) creates the reasonable risk that Executive will (willfully, inadvertently or inevitably) use or disclose the Companies’ Confidential Information. “Competitor” means any airline or air carrier that operates or does business in any State, territory, or protectorate of the United States in which the Companies do business and/or in any foreign country in which the Companies have an office, station, or branch or conduct business through their worldwide route structures, as of the Separation Date. Executive acknowledges that the Companies compete in a world-wide air transportation market that includes passenger transportation and services, air cargo services, repair and maintenance of aircraft and staffing services for third parties, logistics management and consulting, private jet operations and fuel deployment and management, and that the Companies’ business plans are international in scope. Executive agrees that, because the Companies’ businesses are global in scope, this restriction is reasonable. Executive further acknowledges and agrees that Executive’s skills and abilities are transferable to other businesses and industries, and that the restrictions imposed in this paragraph will not prevent Executive from earning a livelihood.

(ii)                        Notwithstanding the foregoing, should Executive consider working for or with any actually, arguably, or potentially competing business during the Coverage Period, Executive will provide the Companies with two (2) weeks advance written notice of Executive’s intent to do so, and will provide the Companies with accurate information concerning the nature of Executive’s anticipated job responsibilities in sufficient detail to allow the Companies to meaningfully exercise their rights under this paragraph. After receipt of such notice, the Companies may then agree, in their sole, absolute, and unreviewable discretion, to waive, modify, or condition their rights under Section 6(c) of this Agreement. In particular, the Companies may agree to modify Section 6(c) of this Agreement if the Companies conclude that (1) the work Executive will be performing for a Competitor is different from the work Executive was performing during Executive’s employment with the Companies; and/or (2) there is no reasonable risk that Executive will (willfully, inadvertently or inevitably) use or disclose the Companies’ Confidential Information.

d.                                   Non-Solicitation of Business Partners. Executive acknowledges that, by virtue of Executive’s employment by the Companies, Executive gained knowledge of the identity, characteristics, and preferences of the Companies’ Business Partners, among other Confidential Information, and that Executive would inevitably have to draw on such information if Executive were to solicit or service the Companies’ Business Partners on behalf of a Competitor. Accordingly, during the Coverage Period, Executive agrees not to, directly or indirectly, solicit the business of or perform any services of the type Executive performed or sell any products of the type Executive sold during Executive’s employment with the Companies for or to actual or prospective Business Partners of the Companies (i) as to which Executive performed services, sold products or as to which employees or persons under Executive’s supervision or authority performed such services, or had direct contact, or (ii) as to which Executive had access to Confidential Information during the course of Executive’s employment by the Companies, or in any manner encourage or induce any such actual or prospective Business Partner to cease doing business with or in any way interfere with the relationship between the Companies and such actual or prospective Business Partner. Executive further agrees that during the Coverage Period, Executive will not encourage or assist any Competitor to solicit or service any actual or prospective Business Partners or otherwise seek to encourage or induce any Business Partners to cease doing business with, or reduce the extent of its business dealings with the Companies.

e.                                     Non-Interference. During the Coverage Period, Executive agrees that Executive will not, directly or indirectly, induce or encourage any Business Partner or other third party, including any provider of goods or services to the Companies, to terminate or diminish its business relationship with the Companies; nor will Executive take any other action that could, directly or indirectly, be detrimental to the Companies’ relationships with their Business Partners and providers of goods or services or other business affiliates or that could otherwise interfere with the Companies’ business.

f.                                      Non-Disparagement. Subject to Section 5 of this Agreement, Executive agrees not to make, or cause to be made, any statement, observation, or opinion, or communicate any information (whether oral or written, directly or indirectly) that disparages, impugns, or in any way reflects adversely upon the business or reputation of the Companies or the Releasees.

g.                                    Acknowledgements.  Executive acknowledges and agrees that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Companies, that the restrictions are no greater than necessary to protect the Companies’ legitimate business interests, and that the Companies’ legitimate business interests would not be adequately protected if the restrictions in this Section 6 were narrowed or limited.

7.                                    Property of the Companies.  Executive understands and agrees that all property of the Companies, including but not limited to business information, files, research, records, memoranda, books, lists, Confidential Information (as defined below) and other documents and materials (regardless of media), including computer disks, and other hardware and software and data that Executive received during Executive’s employment with the Companies are the property of the Companies and that Executive will deliver to the Companies all such materials, including all copies and excerpts thereof, in Executive’s possession or under Executive’s control on or before the Separation Date.

8.                                    Resignation as Director; Form 8-K. Executive confirms the Companies have provided Executive (prior to entry into this Agreement) with drafts of the Form 8-K and related press release to be filed or issued by the Companies with respect to the departure of Executive from the Companies (including his resignation as a director of the Companies) and with the opportunity to furnish a letter to the Companies as contemplated by Item 5.02(a)(3)(ii) of Form 8-K.  Executive confirms that his resignation is voluntary and not due to any disagreement with the Companies as contemplated by such Item 5.02 of Form 8-K and that Executive has not furnished and will not furnish to the Companies any correspondence pursuant to Item 502(a)(3)(ii) of Form 8-K.

9.                                    Fiduciary Duties.  Executive will comply with his fiduciary duties and responsibilities to the Companies and their subsidiaries to the extent required by law.

10.                            Clawback.  In the event: (i) the Companies determine that Executive has failed to comply with Section 11 of this Agreement and Executive has not remedied such failure within five (5) days of receipt of written notice from the Companies of their determination that Executive has failed to comply with Section 11 or (ii) Executive is convicted of or pleads guilty or nolo contendere to any felony or any crime involving moral turpitude which conviction or plea relates to or arises from Executive’s service with the Companies, the Companies may terminate all payments and benefits to Executive otherwise due pursuant to Sections 3(a), 3(b), 3(e), and 3(j) of this Agreement, and require Executive, no later than ten (10) days after receipt of a written request for repayment from the Companies, to repay to the Companies all payments made and to return or reimburse the Companies for all awards issued and benefits provided to Executive pursuant to Sections 3(a), 3(b), 3(e), and 3(j) of this Agreement.  Executive acknowledges and agrees that all compensation recovery, forfeiture and clawback related provisions in any policy, plan, program, award or award notice of the Companies and their subsidiaries and which apply to Executive, will continue in full force and effect after the Separation Date, including to the extent necessary to comply with applicable law as such may be adopted or modified after the Separation Date.  To the extent permitted by law, the Separation Payments and Benefits may be reduced to enforce any repayment obligation of Executive to the Companies.

11.                            Cooperation.  Following the Separation Date, Executive agrees to cooperate fully with the Companies in the defense, prosecution, or conduct of any claims, actions, investigations, or reviews now in existence or which may be initiated in the future against, involving, or on behalf of the Companies which relate to events or occurrences that transpired while Executive was employed by the Companies  (“Matters”).  Executive’s cooperation in connection with such Matters will include, but not be limited to, being available for telephone conferences with outside counsel and/or personnel of the Companies, being available for interviews, depositions and/or to act as a witness on behalf of the Companies, if reasonably requested.  The Companies will reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in connection with such cooperation.

12.                            Acceptance.  Executive may accept this Agreement by delivering a signed original of the Agreement to Brett J. Hart, Executive Vice President and General Counsel, 233 S. Wacker Drive, Chicago, IL 60606 within twenty-one (21) calendar days of Executive’s receipt of this Agreement. Executive may decide to sign the Agreement before the 21-day review period expires, provided, however, Executive may not sign the Agreement prior to the Separation Date and Executive’s signing the Agreement will be final and binding upon him on the date of Executive’s execution of this Agreement (the “Effective Date”), with the exception of Executive’s waiver of claims brought under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (“OWBPA”), which will become final and binding upon him unless Executive rescinds the Agreement within the revocation period referenced in Section 13 below. If Executive fails to return an executed original of this Agreement within the required timeframe referenced in this Section 12, the Parties will have no obligations under this Agreement, and this Agreement will be considered null and void.

13.                            Revocation.  Executive may revoke his waiver of claims under the ADEA and OWBPA within seven (7) calendar days after Executive executes this Agreement by delivering a written notice of revocation of Executive’s waiver of such claims to Brett J. Hart, Executive Vice President and General Counsel, 233 S. Wacker Drive, Chicago, IL 60606. The revocation of ADEA/OWBPA claims must be received no later than the close of business on the seventh (7th) calendar day after Executive signs this Agreement. Executive’s waiver of claims under the ADEA and OWBPA will not become effective or enforceable until the eighth (8th) calendar day after Executive signs this Agreement (the “ADEA Effective Date”). If Executive revokes his waiver of claims under the ADEA/OWBPA within the 7-day revocation period, (i) Executive’s waiver of claims under the ADEA and OWBPA set forth in Section 4 of this Agreement will be null and void; and (ii) Executive will forfeit all payments and benefits specified in Section 3 of this Agreement and will instead receive a payment of ten thousand dollars ($10,000.00), payable as a lump sum within thirty (30) days of the Companies’ receipt of Executive’s revocation, which Executive acknowledges and agrees constitutes sufficient consideration for the remaining promises set forth in this Agreement, which will continue in full force and effect in the event of such revocation by Executive.

14.                            Denial of Wrongdoing.  The Parties understand and agree that this Agreement will not be considered an admission of liability or wrongdoing by any Party, or an accusation thereof, and that the Parties deny any liability or wrongdoing and nothing in this Agreement can or will be used by or against any Party with respect to claims, defenses or issues in any litigation or proceeding except to enforce the Agreement itself. The Companies and Executive each denies committing any wrongdoing or violating any legal duty with respect to Executive’s employment or the termination of his employment.

15.                            Acknowledgements.  Executive acknowledges and agrees that he would not be entitled to all of the Separation Payments and Benefits in the absence of this Agreement.  Executive represents and agrees that he has been (and is hereby) advised to and had the opportunity to thoroughly discuss all aspects of this Agreement with his private attorney, that he had a reasonable period of time within which to consider the Agreement, that he has carefully read and fully understands all of the provisions of this Agreement, and that he is knowingly and voluntarily entering into this Agreement.  Executive acknowledges that Executive has no right to any future employment by the Companies; that Executive has received all compensation, benefits, leave and time off due except as provided for in this Agreement; and that Executive has not suffered any injury that resulted, in whole or in part, from Executive’s work at the Companies that would entitle Executive to payments or benefits under any state worker’s compensation law, and the termination of Executive’s employment by the Companies is not related to any such injury.

16.                            Withholding of Taxes.  The Companies may withhold federal, state and local tax withholdings and any other deductions required by law or authorized by Executive from any payments to be made hereunder or otherwise to Executive.

17.                            Notice Waiver.  Notwithstanding anything to the contrary in this Agreement, Executive acknowledges that by accepting this Agreement, he waives any and all rights to required notice and related requirements under any and all agreements with the Companies to the fullest extent of the law.

18.                            Assignment; Binding Effect.  This Agreement is assignable only by the Companies (provided that no such assignment will relieve the Companies of their obligations under this Agreement to Executive), will inure to the benefit of the Companies’ assigns and to the Releasees, and is binding on the Parties, their representatives, agents and assigns, and as to Executive, his spouse, heirs, legatees, administrators, and personal representatives, and will inure to the benefit of Executive’s spouse, estate, heirs, legatees, administrators, and personal representatives.

19.                            Entire Agreement; Each Party the Drafter.  This Agreement constitutes the entire agreement and complete understanding of the Parties and supersedes any and all prior or contemporaneous agreements, understandings, and discussions, whether written or oral, between the Parties, except as otherwise expressly set forth in this Agreement with respect to (i) certain provisions of the Employment Agreement, (ii) retirement and health and welfare benefit plans, (iii) incentive compensation plans, (iv) equity plans, (v) awards related thereto; provided, if there is any conflict between the terms of this Agreement and any such plans or awards, the terms of this Agreement shall govern and (vi) the Indemnification Letter.  No other promises or agreements are binding unless in writing and signed by each of the Parties after the date hereof. Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement should not apply a presumption against one Party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.  For avoidance of doubt, the Companies and Executive confirm that the Indemnification Letter continues in full force and effect.  Nothing in this Agreement shall constitute any waiver by Executive of any rights he may have under separate agreements governing Executive’s flight benefits relating to other airlines referenced in Paragraph 5.12(ii) of the Employment Agreement.

20.                            Reformation.  If any provision, section, subsection or other portion of this Agreement will be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination becomes final, such provision or portion will be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable.  This Agreement as amended will be enforced so as to give effect to the intention of the Parties insofar as that is possible.  In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

21.                            Construction.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The use herein of the word “including,” when following any general provision, sentence, clause, statement, term or matter, will be deemed to mean “including, without limitation.” As used herein, the words “day” or “days” will mean a calendar day or days.

22.                            Applicable Law.  This Agreement will be deemed to be made in the State of Illinois. The validity, interpretation, and performance of this Agreement in all respects will be governed by the laws of the State of Illinois without regard to its principles of conflicts of law.

23.                            Arbitration/Injunctive Relief.

a.                                     Arbitrable Claims.  The Companies and Executive mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies or claims arising out of or relating to this Agreement, including any dispute as to the arbitrability of a matter under this Section 23 (collectively, “Claims”).  The Companies and Executive expressly acknowledge that they waive the right to litigate Claims in a judicial forum before a judge or jury.

b.                                    Claim Initiation/Time Limits.  A Party must notify the other Party in writing of a request to arbitrate Claims within the same statute of limitations applicable to the legal claim asserted.  The written request for arbitration must specify:  (i) the factual basis on which the Claims are made; (ii) the statutory provision or legal theory under which Claims are made; and (iii) the nature and extent of any relief or remedy sought.  No arbitration claim as to the qualified retirement plans referenced in Section 2(d) above will be initiated until after Executive has complied with any applicable claims process provided in the applicable plan.

c.                                     Procedures.  The arbitration will be administered in accordance with the Employment Arbitration Rules then in effect (“Rules”) of the American Arbitration Association (“AAA”), in Chicago, Illinois, before a single arbitrator, experienced in employment law and licensed to practice law in that jurisdiction, who has been selected in accordance with such Rules.  The Parties may be represented by counsel of their choosing. The Parties will pay their own legal fees and other fees and expenses incurred by them in obtaining or defending any right or benefit under such Claims; provided, however, that the Arbitrator may award a prevailing party their reasonable attorneys fees and costs in accordance with the law applicable to the Claim.  The foregoing notwithstanding, the Companies will pay any fees of the AAA, filing costs, arbitrator fees or expenses.

d.                                   Responsibilities of Arbitrator; Award; Judgment.  The arbitrator will act as the impartial decision maker of any Claims that come within the scope of this arbitration provision.  The arbitrator will have the powers and authorities provided by the Rules and the law under which the claim is made.  For example, the arbitrator will have the power and authority to include all remedies in the award available under the statute or common law under which the claim is made including, without limitation, the issuance of an injunction.  The arbitrator will apply the elements and burdens of proof, mitigation duty, interim earnings offsets and other legal rules or requirements under the statutory provision or common law under which such claim is made.  The arbitrator will permit reasonable pre-hearing discovery.  The arbitrator will have the power to issue subpoenas.  The arbitrator will have the authority to issue a summary disposition if there are no material factual issues in dispute requiring a hearing and one of the Parties is clearly entitled to an award in the Party’s favor.  The arbitrator will not have the power or authority to add to, detract from or modify any provision of this Agreement, or any related agreements or plans.  The arbitrator, in rendering an award in any arbitration conducted pursuant to this Section 23, will issue a reasoned award in a signed written opinion stating the findings of fact and conclusions of law on which it is based.  The arbitrator will be required to follow the law of the  State of Illinois designated by the Parties herein.  Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced or appealed in any court having jurisdiction thereof.  Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, will be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.  The Parties agree that all arbitration proceedings and any award will be kept private and confidential except as necessary to enter, enforce, or appeal the award in any court having jurisdiction thereof and except (in respect of the Companies) as required by law or stock exchange rule.

e.                                     Injunctive Relief.  Notwithstanding the foregoing, the Companies will be entitled to seek injunctive or other equitable relief as to any provision of Sections 6, 7 or 11 of this Agreement, and Executive will be entitled to seek injunctive or other equitable relief for indemnification under any applicable agreement, bylaw, law or common law, from a court of competent jurisdiction in Chicago, Illinois, without the need to resort to arbitration.  Each Party hereby submits to the jurisdiction of such courts and waives any claim of inconvenient forum or other challenge to venue in such courts.

24.                            Tax Code Section 409A Compliance. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Internal

Revenue Code of 1986, as amended (“Section 409A”), comply with the requirements of Section 409A and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to Executive will in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by this Agreement and Section 409A, the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement will be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement will be treated as a right to a series of separate payments. In no event will the Companies be liable to Executive for any adverse tax consequences arising under Section 409A.

*******

IN WITNESS WHEREOF, the undersigned have executed this Agreement, to be effective on the Effective Date, with the exception of Executive’s waiver of claims brought under the ADEA and OWBPA, which will be effective on the ADEA Effective Date.

EXECUTIVE:

/s/ Jeffery A. Smisek
Jeffery A. Smisek

Date:	September 8, 2015

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Brett J. Hart

Name:	Brett J. Hart

Title:	Executive Vice President and General Counsel

Date:	September 8, 2015

UNITED AIRLINES, INC.

By:	/s/ Brett J. Hart

Name:	Brett J. Hart

Title:	Executive Vice President and General Counsel

Date:	September 8, 2015

ATTACHMENT A

LTRP AWARDS

(The description below, including the numbers and any other information set forth herein,

is subject in all respects to the applicable terms and conditions of the controlling plan and award agreements and this Agreement)

•                 2013 LTRP Program Awards: Target Opportunity = $3,564,500.  Represents target award opportunity under the Long-Term Relative Performance Program for the period January 1, 2013 through December 31, 2015.

•                 2014 LTRP Program Awards: Target opportunity = $3,564,500.  Represents target award opportunity under the Long-Term Relative Performance Program for the period January 1, 2014 through December 31, 2016.

•                 2015 LTRP Program Awards: Target opportunity = 50,857 Performance-Based RSUs.  Represents target award opportunity under the Long-Term Relative Performance Program for the period January 1, 2015 through December 31, 2017.

ATTACHMENT B

PRSU AWARDS

(The description below, including the numbers and any other information set forth herein,

is subject in all respects to the applicable terms and conditions of the controlling plan and award agreements and this Agreement)

•                 343,898 unearned shares under Performance-Based RSU awards granted in 2013 assuming that the awards achieve the stretch level of performance, with vesting of these awards subject to achievement of specified performance conditions over the January 1, 2013 through December 31, 2015 performance period.

•                 183,030 unearned shares under Performance-Based RSU awards granted in 2014 assuming that the awards achieve the stretch level of performance, with vesting of these awards subject to achievement of specified performance conditions over the January 1, 2014 through December 31, 2016 performance period.

•                 106,850 unearned shares under Performance-Based RSU awards granted in 2015 assuming that the awards achieve the stretch level of performance, with vesting of these awards subject to achievement of specified performance conditions over the January 1, 2015 through December 31, 2017 performance period.

ATTACHMENT C

RESTRICTED SHARE AWARDS

(The description below, including the numbers and any other information set forth herein,

is subject in all respects to the applicable terms and conditions of the controlling plan and award agreements and this Agreement)

•                 45,858 restricted (unvested) shares of Common Stock, which represents one-third of the total shares of restricted stock (137,573 shares) granted on February 21, 2013.  A total of 30,572 unvested shares with respect to such February 21, 2013 grant are being vested pursuant to Section 3(e) of this Agreement.

•                 54,907 restricted (unvested) shares of Common Stock, which represents two-thirds of the total shares of restricted stock (82,360 shares) granted on February 19, 2014.  A total of 18,302 unvested shares with respect to such February 19, 2014 grant are being vested pursuant to Section 3(e) of this Agreement.

•                 53,425 restricted (unvested) shares of Common Stock, which represents all of the shares of restricted stock granted on February 18, 2015.  A total of 11,872 unvested shares with respect to such February 18, 2015 grant are being vested pursuant to Section 3(e) of this Agreement.